EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record February Sales of $94.6 Million, an increase of 27.3%
Consolidated Comparable Store Sales Rise 15.0%

Warrendale, PA, March 3, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended February 28, 2004 increased 27.3% to $94.6 million, compared to $74.3 million for the month ended March 1, 2003. Comparable store sales for the American Eagle Outfitters stores increased 15.2% for the February period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 15.0% for the month of February.

Total sales for the period included $5.1 million from the Bluenotes/Thriftys operation, compared to $4.0 million for the corresponding period last year. The 27.4% sales increase was due to the strengthening of the Canadian dollar compared to a year ago and a comparable store sales increase of 12.3% in February. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 740 AE stores in 49 states, the District of Columbia and Puerto Rico, 65 AE stores in Canada, and 110 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857